EXHIBIT 10.30

SHAREHOLDERS AGREEMENT

THIS SHAREHOLDERS AGREEMENT (this “Agreement”), is entered into as of this  4th  day of November, 2005, (the “Effective Date”), by and among CYTORI, THERAPEUTICS, INC. (formerly MACROPORE BIOSURGERY, INC.), a Delaware corporation with its principal place of business located at #3020 Callan Road, San Diego, CA 92121, U.S.A. (“Cytori”), and OLYMPUS CORPORATION, a Japanese corporation with its principal office at 2-43-2 Hatagaya Shibuya-ku, Tokyo, Japan] (“Olympus”).

(Cytori and Olympus may each be individually referred to herein as a “Shareholder” and collectively as the “Shareholders”.)

RECITALS

A. Cytori has acquired and possesses, through the expenditure of considerable time, effort and money, certain intellectual property rights (including patents, patent applications and technical information) to regenerative cell technology, including scientific equipment used to carry out regenerative cell therapies and treatments.

B. Olympus is a leading developer and manufacturer of medical and scientific equipment and has acquired and possesses, through the expenditure of considerable time, effort and money, certain intellectual property rights (including patents, patent applications and technical information) related to medical and scientific equipment.

C. Olympus and Cytori entered into a confidentiality agreement dated November 30, 2004 (the “Confidentiality Agreement”).

D. Olympus and Cytori entered into a stock purchase agreement dated April 28, 2005 pursuant to which Olympus acquired 1,100,000 common shares of Cytori.

E. Olympus and Cytori entered into a Joint Venture Agreement dated as of November 4, 2005 (the “JVA”) that, among other things, sets forth the terms and conditions on which Olympus will purchase shares of NewCo stock so that NewCo will be equally owned by Cytori and Olympus.

F. In accordance with Sections 7 and 8 of the JVA, the Shareholders and NewCo desire to enter into this Agreement to set forth, among other things, certain terms regarding the operation and management of NewCo.

NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth herein, the parties hereto hereby agree as follows:

SECTION 1
DEFINITIONS

1.1           Defined Terms. As used in this Agreement, all capitalized terms shall have the meanings ascribed to them as set forth in Attachment 1.

1.2           References. In this Agreement, a reference to:

(a)           A Section, Sub-section, Recital, Attachment, Schedule or Exhibit is, unless the context otherwise requires, a reference to a section or sub-section of, or a recital, schedule or exhibit to, this Agreement;

(b)           This Agreement (or any specific provision hereof) or any other document shall be construed as references to this Agreement, that provision or that other document as amended, varied or modified from time to time; and

1.3           Headings. Headings in this Agreement are for ease of reference only and shall not affect the interpretation or construction of this Agreement.

1.4           Attachments, Schedules and Exhibits. The Attachments, Schedules and Exhibits attached hereto form a part of this Agreement.

1.5           Construction. In construing this Agreement, words denoting the singular include the plural and vice versa and words denoting one gender include all genders.

SECTION 2
SHAREHOLDER MEETINGS

2.1                General Principles. The Shareholders agree to (i) take all actions reasonably necessary, including, without limitation, voting their Shares, to cause NewCo to be managed in accordance with the terms of this Agreement, and (ii) use their reasonable commercial efforts, including, without limitation, voting their Shares, to cause NewCo to timely satisfy, perform and fulfill all of its obligations set forth in this Agreement. The Shareholders acknowledge that the provisions of this Section 2 shall in no way affect or diminish their obligations arising pursuant to any and all other sections of this Agreement. NewCo shall, at all times and in good faith, cooperate and assist in performing all the provisions of this Agreement, and shall take all such actions as may be necessary or appropriate in order to effectuate the provisions and intentions of this Agreement.

2.2                Shareholders’ Meetings.

(c)           Meetings. Meetings of the Shareholders shall be held regularly (and in any event not less than once every year) and at any time upon the written request of any Shareholder given to the other Shareholder. NewCo shall give not less than forty five (45) days’ written notice to each Shareholder of the date, time, location, agenda and means of communication of each of meeting of the Shareholders. Unless otherwise agreed by the Shareholders, all such meetings shall be conducted in English and shall take place at 3020 Callan Road, San Diego, CA 92121, U.S.A., and may be held by means of teleconference or video conference.

(f)            Quorum. In order for resolutions of a Shareholders’ meeting to be valid, there must be represented, in person or by proxy, at any such meeting a quorum consisting of seventy-five percent (75%) of the total issued and outstanding Shares, unless or except to the extent the representation of a greater percentage of the issued and outstanding Shares is required by Laws.

(g)           Shareholders’ Resolutions. Other than those matters requiring approval by both Shareholders set forth in Section 2.2(d) below, all actions and resolutions of the Shareholders at a Shareholders’ meeting shall be made by the requisite vote provided under the laws of the State of Delaware or as otherwise provided in the Certificate of Incorporation. Any such votes by a Shareholder shall be lawfully cast at a duly convened meeting by the holders of the Shares present in person, or by telephone or audio/video conference, or by proxy. Shareholders shall have one vote for each Share that it owns. A resolution in writing signed by duly authorized representatives of each Shareholder shall be treated in all respects as if such resolution had been made at a duly convened meeting of the Shareholders. Resolutions of the Shareholders may be passed without a meeting through written consents of each Shareholder that are duly executed by the duly authorized representative of each respective Shareholder.

(h)           Matters Requiring Approval of Both Shareholders. The following matters require the approval of both Shareholders. Provided however, that the approval by Olympus shall only be deemed to have been given upon delivery of Olympus in writing that is duly signed by the then current president. To the extent approval of both Shareholders is not obtained for any such matter, each Shareholder shall, and NewCo shall, use its best efforts to prevent such matter from being effectuated by or with regard to NewCo.

(i)            any amendment to the Certificate of Incorporation or any amendment, adoption or repeal of By-Laws;

(ii)           any reorganization, merger (whether or not NewCo is the surviving company), liquidation, migration, dissolution, consolidation or sale or similar disposition of all or substantially all of the assets of NewCo;

(iii)          any initial public offering of Shares;

(iv)          except as specifically provided in Section 4.4, any private placement or issuance, sale, transfer, pledge, encumbrance or other disposal of any capital stock, voting securities, or any other equity interest in NewCo, or grant, permit or otherwise authorize any option, agreement, arrangement, commitment, understanding or other right pursuant to which any third party has the right or ability to acquire, split, reclassify or change the rights and privileges of, or redeem, repurchase or otherwise acquire (whether pursuant to any employee stock option plan or otherwise) any equity interest in NewCo;

(v)           any declaration or payment of a dividend or distribution in the form of assets other than cash, or of any cash dividend which is extraordinary in size or timing;

(vi)          subject to Section 2.3(d), removal of directors of NewCo, other than by the Shareholder which appointed the director to be removed;

(vii)         election or removal of NewCo’s independent auditors;

(viii)        any borrowing of money or issuance of any debt instrument or guaranty by NewCo;

(ix)           any change of NewCo’s fiscal year;

(x)            conducting any business other than the Business;

(xi)           any contract or transaction with a Shareholder or an Affiliate of a Shareholder;

(xii)          any license-out, sublicense-out or assignment of any Intellectual Property Rights, or any disclosure of proprietary information is such a way as to prevent a future claim of trade secret status;

(xiii)         any capital expenditure (or series of related capital expenditures) above $250,000;

(xiv)        any change in the authorized number of directors of NewCo;

(xv)         any formation of any Affiliate entity;

(xvi)        any acquisition of any equity interest in or transfer of any assets or rights to any entity which is, after the transaction, an Affiliate of Newco;

(xvii)       any security interest in any NewCo asset; or

(xviii)      any Insolvency filing.

2.3           Board of Directors.

(a)           Composition Board of Directors. NewCo shall be managed by a board of directors of NewCo (the “Board of Directors”), which shall consist of five (5) directors (each, a “Director” and collectively the “Directors”). Olympus shall have the right to appoint three (3) Directors (“Olympus Director(s)”) and Cytori shall have the right to appoint two (2) Directors (“Cytori Director(s)”). The right of a Shareholder to appoint Directors under this Section 2.1 shall be subject to such Shareholder retaining at least [thirty percent (30%)] of the then issued and outstanding Shares (including its Affiliates’ holdings) (the “Threshold Percentage”). If a Shareholder’s holdings of Shares (including its Affiliates’ holdings) falls below the Threshold Percentage, then such Shareholder shall only have the right to appoint one (1) Director under this Section 2.1, and the other Shareholder shall have right to appoint all other Directors. The initial Cytori Directors and the initial Olympus Directors shall be as provided for in Schedule 2.3(a). The Shareholders shall, promptly following the Effective Date, but in no event later than thirty (30) days following the Effective Date, vote their respective Shares and take all other actions necessary to elect the initial Olympus Directors and the initial Cytori Directors so that following such election of the initial Olympus Directors and the initial Cytori Directors, the Directors will be composed of the directors listed in Schedule 2.3(a).

(i)            Right to Removal and Replacement. Each Shareholder shall have the right, exercisable in its sole discretion and with or without cause, to remove and replace at any time, any Director appointed by it pursuant to Section 2.3(a). For the avoidance of doubt, the Shareholders shall vote their respective Shares to effectuate any such removal and/or replacement.

(j)            Fitness of Appointed Directors. Neither NewCo, the Shareholders, nor any officer, director, shareholder, partner, employee or agent of such party, makes any representation or warranty as to the fitness or competence of the appointee of any Shareholder hereunder to serve on the Board of Directors by virtue of such party’s execution of this Agreement or by the act of such party in voting for such appointee pursuant hereto.

(k)           Removal Pursuant to Laws. Any Director may be removed for cause in accordance with applicable Laws.

(l)            Chairman. Olympus shall appoint the chairman of the Board of Directors (“Chairman”).

(m)          Quorum. No business shall be transacted at any meeting of the Board of Directors unless there shall be present throughout such meeting a quorum of Directors. Attendance by four (4) Directors at a meeting of the Board of Directors shall constitute a quorum for the transaction of business thereat. If a quorum does not exist for any duly noticed meeting of the Board of Directors, the Directors in attendance at such meeting shall re-schedule the meeting for a date no earlier than three (3) weeks after such meeting and notify each Directors of such rescheduled meeting. For such re-scheduled meeting of the Board of Directors three (3) members of the Board of Directors in attendance shall constitute a quorum for the transaction of business thereat.

(n)           Board of Directors’ Meetings. Board of Directors’ meetings shall be conducted in English and held in accordance with the laws of State of Delaware and convened no less than once each calendar quarter unless otherwise agreed by the Shareholders. Not less than fourteen (14) days notice (or such other period of notice as may be agreed from time to time by the Shareholders) of each meeting of the Board of Directors specifying the date, time and place of the meeting and business to be transacted thereat shall be given to all Directors. Directors may participate and vote in person, by telephone or by audio/video conference. The dates and places of Board of Directors meetings shall be agreed upon by the Directors (or, in the case of a re-scheduled meeting, by the Directors in attendance at a Board of Directors meeting for which a quorum did not exist) or, in the absence of such agreement, by the Chairman in accordance with By-Laws.

(o)           Board of Directors’ Resolutions. All actions taken at a meeting of the Board of Directors shall be by the requisite vote provided under the laws of the State of Delaware. Resolutions of the Board of Directors may be passed without a meeting by unanimous written resolution executed by all Directors. All matters that do not require unanimous approval of the Shareholders as provided under Section 2.2(d) or Shareholders’ approval under the laws of the state of Delaware may be determined by Board of Directors’ resolution.

(p)           Remuneration of Directors. The remuneration (if any) of the Directors shall be determined by, and subject to the approval of, both Shareholders.

(q)           Attendance by Invitees. If the Board so authorizes or requests, auditors, consultants, advisers and employees shall be permitted to attend and speak at meetings of the Board, but not to vote.

2.4           Officers.

(a)           Appointment of Officers. Unless otherwise agreed by the Shareholders, each Shareholder shall have the right to nominate officers in accordance with Schedule 2.4(a). Each Shareholder shall procure that each of its appointed Directors shall take the necessary and appropriate actions, including, without limitation, voting at Board of Directors meetings, to effectuate the appointment of the persons so nominated.

(r)            Removal of Officers. Each Shareholder shall have the right, exercisable in its sole discretion and with or without cause, to remove and replace at any time, any officer nominated by it pursuant to Section 2.4(a). Each Shareholder shall procure that each of its appointed Directors shall take the necessary and appropriate actions, including, without limitation, voting at Board of Directors meetings, to effectuate any such removal or replacement of an officer pursuant to this Section 2.4(b).

2.5           Company Name.

(a)           Deletion of “Olympus”. If Olympus either: (i) in its sole discretion informs the other Shareholder(s) of its desire to cease use by NewCo of any Olympus trademarks (whether as a trademark or in NewCo’s company name), or (ii) the shareholding of Olympus (including its Affiliates’ holdings) becomes less than thirty percent (30%) of the outstanding shares of NewCo, then the Shareholders shall take and shall cause NewCo to take, all actions necessary to:

(i)            change NewCo’s corporate name so as to delete “Olympus” therefrom; and

(ii)           cease use of and make null and void any trademark registration owned by NewCo of trademarks including any trademarks of Olympus,

within a reasonable period of time, which in no event shall be longer than three (3) months from (Y) the date on which Olympus notifies the other Shareholders of its desire for NewCo to cease use of any Olympus trademarks, (Z) the date on which Olympus (including its Affiliates’ holdings) no longer holds thirty percent (30%) shareholding in NewCo.

(b)           Deletion of “Cytori”. If Cytori either: (i) in its sole discretion informs the other Shareholder(s) of its desire to cease use by NewCo of any Cytori trademarks (whether as a trademark or in NewCo’s company name), or (ii) the shareholding of Cytori (including its Affiliates’ holdings) becomes less than thirty percent (30%) of the outstanding shares of NewCo, then the Shareholders shall take and shall cause NewCo to take, all actions necessary to:

(i)            change NewCo’s corporate name so as to delete “Cytori” therefrom; and

(ii)           cease use of and make null and void any trademark registration owned by NewCo of trademarks including any trademarks of Cytori (other than any trademark registrations concerning the Licensed Products that do not include “Cytori”), within a reasonable period of time, which in no event shall be longer than three (3) months from (Y) the date on which Cytori notifies the other Shareholders of its desire for NewCo to cease use of any Cytori trademarks, (Z) the date on which Cytori (including its Affiliates’ holdings) no longer holds thirty percent (30%) shareholding in NewCo.

For the avoidance of doubt, NewCo is not granted any right or authority to use trademarks including any trademarks of Olympus and/or Cytori unless otherwise expressly authorized by Olympus and/or Cytori in writing.

SECTION 3
OPERATION OF NEWCO

3.1           Purpose, Company Name and Business Plan. The purpose of NewCo shall be to engage in the Business. The Shareholders shall cause the Board of Directors of NewCo to adopt as its five (5) year business plan the Initial Business Plan attached hereto as Attachment 2 (the “Initial Business Plan”). The Shareholders intend the Initial Business Plan to be a planning document only and not to constitute a binding commitment of any of the parties hereto. The Shareholders shall cause the Board of Directors to formulate each year an Annual Business Plan in a manner that is consistent with the Initial Business Plan, with each such Annual Business Plan to be approved by the Board of Directors in accordance with the By-laws and Sections 2.3(f) and (h), and if an Annual Business Plan would result in NewCo taking any of the actions set forth in Section 2.2(d), the approval of the Shareholders shall (if given) be in accordance with Sections 2.2(b), (c) and (d). The officers of NewCo shall through their performance of their respective duties conduct and implement any such Annual Business Plan so approved. The Shareholders shall procure that the Annual Business Plan for the first fiscal year of NewCo attached hereto as Schedule 3.1, is approved and adopted by the Board of Directors within two (2) months from the Effective Date.

3.2           Fiscal Year. The fiscal year of NewCo shall commence on April 1st and end on March 31st of each calendar year.

3.3           Financial Statements. NewCo shall, at its cost and expense, prepare consolidated balance sheets, profit and loss statements and statements of cash flow on a quarterly and annual basis in accordance with US GAAP consistently applied (and, to the extent practicable, consistent with the accounting principles and method of presentation used in Cytori’s financial statements) and provide copies of the same to each Shareholder within thirty (30) and forty-five (45) days after the end of each quarterly and annual period, respectively, as applicable. If requested by Olympus, NewCo shall, at its cost and expense, prepare consolidated balance sheets, profit and loss statements and statements of cash flow on a quarterly and annual basis in accordance with Japan’s accounting principals consistently applied (and, to the extent practicable, consistent with the accounting principles and method of presentation used in Olympus’ financial statements) and provide copies of the same to each Shareholder within thirty (30) and forty-five (45) days after the end of each quarterly and annual period, respectively, as applicable.Annual consolidated financial statements shall, at NewCo’s cost and expense, be audited by an accounting firm of international standing and repute in accordance with the generally accepted auditing principles applicable in the

United States, and the audit report shall be provided to each Shareholder within sixty (60) days after the end of the relevant fiscal year.

3.4           Reporting. In addition to Section 3.3 and all other information to which a Shareholder may have the right to receive under the laws of the State of Delaware, within fifteen (15) days after the end of each month, NewCo shall, at its cost and expense, provide each Shareholder with the following monthly unaudited financial statements: (a) balance sheet, (b) profit & loss and (c) cash flow. Upon the reasonable request of a Shareholder, NewCo shall, at the cost and expense of such requesting Shareholder, promptly provide such Shareholder any additional statements and information requested by such Shareholder (including, without limitation, such additional statements and information as may be reasonably necessary in order for a Shareholder to comply with its obligations under applicable Laws, including, without limitation, securities Laws and the rules and regulations of relevant stock exchanges).

3.5           Rights of Inspection. The Shareholders (subject to the Three-Way NDA) shall have the right to inspect NewCo’s books and records; provided that (i) the fees of such inspection and all other costs associated with such inspection shall be borne by the Shareholder conducting the inspection, and (ii) such examination shall take place during normal business hours and in a manner that is not disruptive to the business of NewCo.

3.6           Books and Records. NewCo shall at all times maintain complete, accurate and up to date books of account and records of all its operations and accounts, in full compliance with US GAAP. Such books of account and records shall be retained by NewCo for at least seven (7) years after the fiscal year to which they pertain.

3.7           International Accounting Firm. The independent auditor of NewCo shall be an accounting firm of international standing and repute, and shall be subject to the prior written approval of both Shareholders as provided under Section 2.2(d)(vii).

SECTION 4
SHARES, RESTRICTIONS ON TRANSFERS, ADDITIONAL CAPITAL CONTRIBUTIONS AND RELATED MATTERS

4.1           Shares. NewCo shall ensure that all Shares shall be represented by stock certificates that shall contain the following legend:

“The sale or transfer of the shares represented by this certificate is restricted by the terms of a Shareholders’ Agreement among Olympus-Cytori, Inc. and its Shareholders, a copy of which may be inspected at the principal office of the Company. THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

and any additional legends that may be required by applicable Laws.

4.2           Restrictions on Share Transfers.

(a)           Neither Shareholder shall sell, assign, or otherwise transfer all or any portion of its Shares to any third party on or before               ***               . Any and all sales, assignments and transfers of a Shareholder’s Shares after       ***         to any third party shall be subject to this Section 4.2.

(s)           After         ***              , a Shareholder may, upon prior written consent of the other Shareholder, sell, assign or otherwise transfer its Shares to its Affiliates that agree in writing to assume all of the obligations of such transferring Shareholder under this Agreement arising from and after the effective date of any such transfer (“Permitted Transfers”), provided that such consent shall not be unreasonably withheld. In the case of any Permitted Transfer of some or all of a Shareholder’s Shares, for all purposes of this Agreement, all of the Shares shall be treated as if they were still owned only by the Shareholder. The Shareholder shall procure that any of its Affiliates which own Shares (each a “Permitted Transferee”) shall sign written consent actions and vote consistently with the Shareholder, in order to ensure formal compliance with corporate governance Laws.

(t)            Except for Permitted Transfers, any and all sale, assignment or transfer of any Shares after             ***        shall be subject to the following:

If any Shareholder (or such Shareholder’s Permitted Transferree) proposes to sell, assign or otherwise transfer any or all of its Shares to any Person that is not an Affiliate of such Shareholder (or if any Person that is not an Affiliate of such Shareholder proposes to buy the Shares held by a Shareholder), such transferring Shareholder (the “Transferor”) shall first offer the Shares that the Transferor desires to sell (the “Offered Shares”) to the other Shareholder (the “Offeree Shareholder”). Such offer shall be made by delivery of a written offer (the “Offer”), within thirty (30) days of the original offer to or by the Transferor for the proposed transfer setting forth: (i) a description of the proposed transfer; (ii) the name and address of each bona fide prospective purchaser (the “Transferee”) (including in the case of any Transferee who is not an individual, the names and addresses of the Person(s) directly or indirectly controlling such Transferee; and (iii) any and all other material terms (the “Terms”) of the proposed transfer, including without limitation, the purchase price for the Offered Shares offered by each Transferee (“Transfer Price”), the manner in which the Transfer Price shall be paid, and the date on which such proposed transfer will be completed or consummated. The Offeree Shareholder may elect to purchase such Offered Shares by giving written notice to the Transferor within forty (40) days of the date the Offeree Shareholder received the Offer. Such written notice from the Offeree Shareholder must indicate that the Offeree Shareholder is willing to purchase up to one hundred percent (100%) of the Offered Shares at the Transfer Price and on the Terms (as near as may be), or the Offeree Shareholder shall not have the right to purchase any of the Offered Shares. If the Offeree Shareholder provides such notice, the Offeree Shareholder shall purchase and the Transferor shall sell the Offered Shares in accordance with the Terms. If the Offeree Shareholder does not provide such notice within such forty (40) day period, the Transferor may sell the Offered Shares but only in accordance with the Terms. If the Transferor fails or is otherwise unable to consummate the transfer to the Offered Shares in accordance with the Terms within ninety (90) days thereafter, any subsequent proposed transfer shall be subject to this Section 4.2. In the event of any transfers of all or substantially all (i.e., over 85%) of the Shareholder’s Shares to a non-Affiliate pursuant to this Section 4.2(c), Transferor shall, prior to any such transfer of Shares, deliver to the Offeree Shareholder a written document, effective as of the date of completion of such transfer, duly and validly executed by the proposed Transferee and Transferor, which provides that, to the extent consistent with the number of Shares transferred:

(A) Transferor assigns and delegates to Transferee all rights and obligations arising under this Shareholders Agreement after the transfer of Shares pursuant to Section 4.2(c) (it being understood that assignor also remains responsible for its obligations hereunder); and

*** Material has been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission.

(B) Transferee accepts such assignment and delegation from the Transferor and agrees to become a party to the Shareholders Agreement, entitled to any and all benefits and advantages imposed in connection therewith, and agrees to observe, duly perform and be liable under and bound by each and every covenant, agreement and condition to be observed or performed under this Shareholders Agreement, as if the Transferee was an original signatory hereto (it being understood that assignor also remains responsible for its obligations hereunder).

(C) The Transferor and Transferee agree to be jointly and severally liable for any and all liabilities arising from or in connection with (i) Shareholders Agreement or the Ancillary Agreement, regardless as of whether such liability arise from any circumstance, occurrence or event that occur on, before or after the transfer of Share pursuant to this Section 4.2 (c) and (ii) Transferror’s status as a shareholder of NewCo prior to such transfer.

4.3           Additional Capital Contributions. Neither Cytori nor Olympus shall have any obligation to subscribe to any newly issued Shares or make any capital contributions or to provide loans or loan guarantees to or on behalf of NewCo, except as expressly set forth in this Agreement.

4.4           Future Capital Requirements. The Shareholders anticipate that NewCo shall require additional capital and operating funds in the future in connection with the joint venture business as contemplated herein. Subject to Section 4.3, the Shareholders contemplate that any such additional capital and operating funds shall be obtained from the following sources as may be approved by both Shareholders from time to time:  (a) loans obtained by NewCo from appropriate banks or other lenders, (b) increases in share capital of NewCo, or (c) loans or guarantees provided by the Shareholders, whether jointly or separately, in proportion to their share ownership of NewCo. The details of all such additional capital and operating funds requirements of NewCo shall be provided for in the Annual Business Plans to be formulated in accordance with Section 3.1, and if such Annual Business Plans call for NewCo to take any of the actions set forth in Section 2.2(d), any such Annual Business Plan shall be subject to the requirement of approval by both of the Shareholders in accordance with Sections 2.2(b), (c) and (d). For all additional capital and operating funds that the Shareholders both agree that NewCo requires, each Shareholder shall have the right (but not the obligation) to respectively loan, guarantee loans to or subscribe for additional equity (subject to Section 4.6(b)), as jointly agreed, in proportion to their Share ownership of NewCo.

4.5           Conversion Right of Guarantor. Notwithstanding any provision to the contrary herein, in the event any debt financing is provided by a Shareholder in favor of NewCo, then such Shareholder shall have the right to convert any debt instrument issued to such Shareholder into Shares of NewCo (the “Conversion”), such Conversion to be at the per Share price at the time of such Conversion or at the time of such loan, whichever is higher, as such per Share prices may be determined by the appraisal method specified in Section 4.7. The other Shareholder hereby unconditionally and irrevocably agrees to consent to such Conversion and agrees to cause NewCo to implement the same in the event that such funding Shareholder exercises its right under this Section 4.5. Such funding Shareholder shall have the right to exercise its right to Conversion under this Section 4.5 in addition to any other rights in favor of such funding Shareholder in respect to the loan provided by such funding Shareholder, in its sole discretion; provided, however, that to the extent that the right to Conversion provided in this Section 4.5 is exercised by such funding Shareholder, then the obligations owing from NewCo to such funding Shareholder in relation to the loan provided by the funding Shareholder shall be reduced by the amount so converted.

4.6           Preemptive Rights.

(a)           If the Board of Directors determines that additional funding is necessary and authorizes the issuance of any new Shares, after obtaining the approval of both Shareholders in accordance with Sections 2.2(b), (c) and (d), NewCo shall offer to each Shareholder and each Shareholder may elect, to subscribe to that number of new Shares, such that the Shareholder is able to maintain the same percentage ownership (on a fully-diluted basis including all outstanding options warrants, convertible securities, and other capital stock of NewCo) of the outstanding Shares, which it possessed by virtue of its ownership of Shares immediately prior to the issuance of the new Shares. The Shareholders will be entitled to subscribe for the new Shares at the same price and upon the same terms as such shares are being offered to any other Persons.

(u)           If any Shareholder does not elect to subscribe to the full number of Shares it is entitled to subscribe to pursuant to Section 4.6(a), then the other Shareholder may purchase any new Shares that such Shareholder elected not to subscribe to.

(v)           The per Share subscription price for any new Shares issued by NewCo under this Section 4.6 shall be determined by the appraisal method specified in Section 4.7, and the aggregate subscription price therefor shall be paid by wire transfer of immediately available funds to the bank account designated by NewCo, unless otherwise agreed in writing by such subscribing Shareholders. If the price is not paid within thirty (30) days after the offer, the offer shall be conclusively deemed to have been declined.

(w)          A Shareholder may not assign or otherwise transfer its pre-emptive right to subscribe for new shares to another Person without the prior written consent of the other Shareholder.

4.7           Appraisal Procedure.

(a)           For matters for which this Agreement directs an appraisal pursuant to Section 4.7, each of the Shareholders shall select one (1) person (an “Appraiser”) with sufficient current experience to meet the standard of care for such profession in appraising the valuation of companies similar to the NewCo. Each Shareholder shall pay the fee of the Appraiser selected by such Shareholder. NewCo and the Shareholders shall cooperate fully with the Appraisers, including providing all information necessary or appropriate to such appraisal, requested by either of the Appraisers. All information provided to one Appraiser shall be provided to all Appraisers, NewCo and the Shareholders, subject to appropriate confidentiality agreements.

(b)           Each Appraiser shall provide to the Shareholder who retained such Appraiser, and such Shareholder shall provide to NewCo and the other Shareholder within sixty (60) days of the Appraisal Start Date, an appraised value of the Shares, which value may not be in the form of a range of values but shall be a set price per Share. If the higher appraised value of the Shares is less than one hundred fifteen percent (115%) of the lower appraised value, the two appraised values shall be averaged and the fair market value of the Shares shall be that averaged value.

(c)           If the higher appraised value of the Shares is greater than one hundred fifteen percent (115%) of the lower appraised value, either Shareholder may request that a third Appraiser be appointed by the two existing Appraisers, in lieu of using an average of the appraisals of the first two Appraisers to set the share price. The fee for the third Appraiser shall be paid equally by the Shareholders, provided that such fee shall not exceed the average of the fee paid to the two initial Appraisers, who shall cooperate fully with such third Appraiser. If all three Appraisers agree on a valuation after consultation, such agreed value shall be the fair market value of the Shares.

(d)           If all three Appraisers cannot agree on a valuation after consultation, the third Appraiser shall provide an independent valuation of the shares, which value may not be in the form of a range of values but shall be a set price per share. Such valuation shall be delivered to NewCo and each of the Shareholders within ninety (90) days of the Appraisal Start Date. The fair market value of the Shares shall be the average of all three appraisals, with the third Appraiser’s finding weighted at twice the finding of the initial two Appraisers.

4.8           No Liens. Without the prior written consent of the other Shareholder, no Shareholder shall pledge or otherwise subject its Shares to any Liens. To the extent that the Shares held by either Shareholder shall become subject to any Lien, such Shareholder shall immediately take all necessary steps to eliminate such Lien.

SECTION 5
PROCEDURE IN THE EVENT OF DEADLOCK

5.1           Definition of Deadlock. This Section 5 applies in any case where the two Shareholders disagree as to a proposed resolution in relation to a matter listed in Section 2.2(d) that either Shareholder believes is under the relevant circumstance essential to the continuing operation of the Business, at the Shareholders meeting called in relation thereto. Any such case is referred to as a “Deadlock” and, for the purpose of this Section 5.1, the date on which the Deadlock arises shall be the date on which the two Shareholders disagree on such resolution at the relevant Shareholders meeting referred to in this Section 5.1

5.2           Senior Executive Resolution. In any case of Deadlock, each of the Shareholders shall, within seven (7) days of the date on which the Deadlock arises, cause its representatives, who may be but need not be its appointees on the Board, to prepare and circulate to the other Shareholder or Shareholders and other Directors a memorandum or other form of statement setting out its position on the matter in dispute and its reasons for adopting that position. Each memorandum or statement shall be considered by senior directors or executives of each of the Shareholders to which it is addressed who shall endeavour to resolve the Deadlock. If the senior directors or executives of the Shareholders agree upon a resolution or disposition of the matter, they shall execute a statement setting out the agreed terms. The Shareholders shall exercise their respective voting rights and other powers available to them in relation to NewCo to procure that the terms agreed upon between the Shareholders are fully and promptly carried into effect.

5.3           Mediation. If the Deadlock is not resolved or disposed of in accordance with Section 5.2 within twenty-one (21) days after expiration of the seven (7) day period, or such longer period as the Shareholders agree in writing, the Shareholders shall, within seventy two (72) hours, appoint an independent third-party mediator to attempt, for a period of fourteen (14) days from the appointment of such mediator (the “Mediation Period”), to mediate an agreement between the Shareholders to resolve the Deadlock. The Shareholders shall each be responsible for one-half of all costs in relation to the appointment of such mediator. In the event that the Shareholders are unable to agree on the third party to be appointed as the mediator within seventy two (72) hours, the Shareholders shall request that the International Chamber of Commerce in Singapore recommend a mediator, and the Shareholders agree to accept such recommendation. During the Mediation Period, the Shareholders shall make their best efforts to co-operate with such mediator to resolve the Deadlock. If a Deadlock cannot be resolved during the Mediation Period, the Shareholders shall cause NewCo to be dissolved in accordance with laws of the State of Delaware.

SECTION 6
INDEMNITY

6.1           Cytori’s Indemnification of Olympus. Cytori shall indemnify, defend and hold harmless Olympus, and Olympus’ Affiliates, directors, officers, employees, agents, successors and assigns (“Olympus Indemnitees”) from and against, and pay or reimburse each of them for and with respect to, any and all Losses incurred or suffered by Olympus or Olympus Indemnitees, whether or not resulting from third party claims, relating to, arising out of or resulting from any breach by Cytori of any provision in this Agreement or the Ancillary Agreements.

6.2           Olympus’s Indemnification. Olympus shall indemnify, defend and hold harmless Cytori, Cytori’s Affiliates, directors, officers, employees, agents, successors and assign (“Cytori Indemnitees”) from and against, and pay or reimburse each of them for and with respect to, any and all Losses incurred or suffered by Cytori or Cytori Indemnitees, whether or not resulting from third party claims, relating to, arising out of or resulting from any breach by Olympus of any provision in this Agreement or the Ancillary Agreement.

6.3           Administration of Indemnification. For purposes of administering the indemnification provisions set forth in Sections 6.1 and 6.2, the following procedure shall apply:

(a)           Whenever a claim (each, an “Indemnity Claim”) shall arise for indemnification under this Section 6, the party entitled to indemnification (the “Indemnified Party”) shall, reasonably promptly after acquiring knowledge of the Indemnity Claim, give written notice (each, an “Indemnity Claim Notice”) to the party from whom indemnification is sought (the “Indemnifying Party”) setting forth in reasonable detail, to the extent then available, the facts concerning the nature of the Indemnity Claim and the basis upon which the Indemnified Party believes that it is entitled to indemnification under this Section 6.

(b)           In the event of any Indemnity Claim resulting from or in connection with any claim by a third party, the Indemnifying Party shall be entitled, at its sole expense, either (i) to participate in defending against such claim or (ii) to assume the entire defense with counsel who is selected by it and who is reasonably satisfactory to the Indemnified Party, provided that (i) the Indemnifying Party agrees in writing that it does not and will not contest its responsibility for indemnifying the Indemnified Party in respect of such claim or proceeding, and (ii) no settlement shall be made and no judgment consented to without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed (except that no such consent shall be required if the claimant is entitled under the settlement to only monetary damages actually paid by the Indemnifying Party). If, however, (I) the claim, action, suit or proceeding would, if successful, result in the imposition of damages for which the Indemnifying Party would not be responsible, or (II) representation of both the Indemnified Party and Indemnifying Party by the same counsel would otherwise be inappropriate due to actual or potential differing interests between them, then the Indemnifying Party shall not be entitled to assume the entire defense and each Party shall be entitled to retain counsel who shall cooperate with one another in defending against such claim. In the case of item (I) of the preceding sentence, the Indemnifying Party shall be obligated to bear only that portion of the expense of the Indemnified Party’s counsel that is in proportion to the claimed damages indemnifiable by the Indemnifying Party compared to the total amount of the third-party claim against the Indemnified Party.

(c)           If, within ten (10) days after receipt of an Indemnity Claim Notice, the Indemnifying Party fails to give the Indemnified Party written notice of the Indemnifying Party’s election to undertake the defense of the related Indemnity Claim, or if the Indemnifying Party subsequently fails to diligently prosecute such defense, the Indemnified Party may defend in such manner as it reasonably deems appropriate or settle the claim (after giving notice thereof to the Indemnifying Party) on such terms as the Indemnified Party may deem appropriate, and the Indemnified Party shall be entitled to periodic reimbursement of defense expenses incurred and prompt indemnification from the Indemnifying Party in accordance with this Section 6.

(d)           Failure or delay by an Indemnified Party to give a reasonably prompt notice of any Indemnity Claim (if given prior to expiration of the applicable Survival Period) shall not release, waive or otherwise affect an Indemnifying Party’s obligations with respect to the Indemnity Claim, except to the extent that the Indemnifying Party can demonstrate actual Loss or prejudice as a result of such failure or delay.

SECTION 7

COVENANTS OF CYTORI

7.1           Patent Applications. Cytori shall provide Olympus with copies of all correspondence between Cytori and relevant patent offices regarding the Patent Applications, and in Cytori’s discretion, shall provide such additional information concerning such Patent Applications as Olympus may reasonably request.

SECTION 8
DEFAULT AND TERMINATION

8.1           Term. This Agreement shall be effective as of the Effective Date and shall remain in full force and effect indefinitely unless pursuant to Section 8.2 and 8.3.

8.2           Events of Default. The following constitute events of default (“Default Events”):

(a)           material breach of any representation, warranty, covenant or agreement in this Agreement or the Ancillary Agreements by Olympus that is not cured within sixty (60) days of receipt of written notice of such breach;

(b)           material breach of any representation, warranty, covenant or agreement in this Agreement or the Ancillary Agreements by Cytori that is not cured within sixty (60) days of receipt of written notice of such breach;

(c)           Bankruptcy and Equity Exception of Olympus;

(d)           Bankruptcy and Equity Exception of Cytori;

(e)           Failure to resolve Deadlock within the Mediation Period;

(f)            Change of Control (of Olympus); and

(g)           Change of Control (of Cytori).

8.3           Rights Upon Default.

(a)           Upon an Event of Default described in Sections 8.2 (a) and (b), this Agreement shall terminate and the Shareholder not subject to the Default Event (“Non-Defaulting Party”), shall, in addition to any other rights or remedies available to such party pursuant to this Agreement or at Law or in equity, have the right to (i) put its Shares to the Shareholder that is subject to the Default Event (“Defaulting Party”), or (ii) call the Shares of the Defaulting Party at the fair market value thereof as determined in accordance with Section 4.7 by the Accountants, exercisable by sending a written notice to the Defaulting Party within sixty (60) days after the occurrence of the Default Event.

(b)           Upon an Event of Default described in Sections 8.2 (d) and (g), this Agreement shall terminate and Olympus (as the Non-Defaulting Party), shall, in addition to any other rights or remedies available to such party pursuant to this Agreement or at Law or in equity, have the right to (i) put its Shares to Cytori (as the Defaulting Party) at the per Share purchase price at which Olympus acquired its Share for the price of   ***  Dollars (US$ ***) or the fair market value thereof as determined in accordance with Section 4.7 by the Accountants, whichever comes higher, or (ii) call the Shares of Cytori at the fair market value thereof as determined in accordance with Section 4.7 by the Accountants which become higher, exercisable by sending a written notice to Cytori within sixty (60) days after the occurrence of the Default Event.

(c)           Upon an Event of Default described in Sections 8.2 (c) and (f), this Agreement shall terminate and Cytori (as the Non-Defaulting Party), shall, in addition to any other rights or remedies available to such party pursuant to this Agreement or at Law or in equity, have the right to (i) terminate any and all license granted to Olympus and/or NewCo under the Ancillary Agreements, or (ii) call the Shares of Olympus at the fair market value thereof as determined in accordance with Section 4.7 by the Accountants, exercisable by sending a written notice to Olympus within sixty (60) days after the occurrence of the Default Event.

(d)           If the Non-Defaulting Party exercises its put right under Section 8.3(a) and (b), such Non-Defaulting Party shall sell and the Defaulting Party shall purchase all Shares owned by the Non-Defaulting Party within sixty (60) days from the date on which the Defaulting Party receives written notice from the Non-Defaulting Party of its exercise of its put right under Section 8.3(a) and (b).

(e)           If the Non-Defaulting Party exercises its call right under Section 8.3(a), (b) and (c), such Non-Defaulting Party shall purchase and the Defaulting Party shall sell all Shares owned by the Defaulting Party within sixty (60) days from the date on which the fair market value of such Shares have been determined in accordance with the provisions of Section 4.7.

(f)            The transfer of Shares under Section 8.3(d) and (e) shall be consummated by payment of the relevant Share purchase price by wire transfer of immediately available funds to the bank account designated by the transferring Shareholder against delivery of the relevant Share by the transferring Shareholder.

Upon an Event of Default described in Sections 8.2(e), the Shareholders shall meet with a view to discussing whether or not to continue NewCo. If the Shareholders are unable to reach an agreement within ninety (90) days after commencement of such discussions, then this Agreement shall terminate and the Shareholders shall dissolve and liquidate NewCo in accordance with laws of the State of Delaware.

8.4           Dissolution and Liquidation of NewCo. If NewCo is to be dissolved and liquidated under 8.3(g) above, the Shareholders agree that Olympus shall have the sole option to either: (i) elect to terminate all licenses granted to NewCo by either party, in addition to the termination of all of Joint Venture Agreement and the Ancillary Agreements and distribute all other assets of NewCo equally between the parties, or (ii)  elect to (a) receive to for its own account the licenses granted by Cytori to NewCo under the License/ Commercial Agreement, and any NewCo IP,  and assume all of the rights and responsibilities of NewCo under the License/Commercial Agreement, and (b) assume NewCo’s rights and responsibilities under the Joint Development Agreement,  and (c) distribute all other proceeds of such liquidation (excluding items (a) and (b) of this Section 8.4) and distribute such among the parties in accordance with applicable Law. For avoidance of any doubt, in no event shall Olympus be obligated to exercise

*** Material has been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission.

any of option under this Section 8.4.

SECTION 9.         Limitation of Liability

TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, IN NO EVENT SHALL ANY PARTY BE LIABLE TO THE OTHER PARTY OR TO ANY THIRD PARTY FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES OF ANY NATURE (INCLUDING, BUT NOT LIMITED TO, DAMAGES FOR LOSS OF BUSINESS, LOSS OF PROFIT OR REVENUES, LOSS OF USE OF THE PRODUCTS OR ANY ASSOCIATED EQUIPMENT, COST OF CAPITAL, COST OF SUBSTITUTE PRODUCTS, FACILITIES OR SERVICE, DOWNTIME, PERSONAL PROFITS, BUSINESS INTERRUPTION, OR ANY OTHER PECUNIARY LOSS) ARISING OUT OF OR IN ANY WAY RELATED TO THE PARTIES’ PERFORMANCE OR FAILURE TO PERFORM UNDER THIS AGREEMENT, WHETHER SUCH LIABILITY IS ASSERTED ON THE BASIS OF CONTRACT, TORT (INCLUDING NEGLIGENCE OR STRICT LIABILITY) OR OTHERWISE, EVEN IF THE OTHER PARTY HAS BEEN WARNED OF THE POSSIBILITY OF SUCH DAMAGES.  EXCEPT TO THE EXTENT SPECIFICALLY PROVIDED OTHERWISE IN THIS AGREEMENT, ALL REMEDIES PROVIDED FOR HEREUNDER, INCLUDING, BUT NOT LIMITED TO, THE RIGHT TO TERMINATE THIS AGREEMENT AND ALL OF THE REMEDIES PROVIDED BY LAW (AND NOT EXCLUDED PURSUANT TO THE FOREGOING SENTENCE), SHALL BE DEEMED CUMULATIVE AND NON EXCLUSIVE.

SECTION 10
MISCELLANEOUS

10.1         Expenses. Except as otherwise expressly provided in this Agreement, each of the parties shall bear its own expenses, including the fees of any attorneys and accountants engaged by such party, in connection with the transactions contemplated by this Agreement.

10.2         Notices. Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given (a) when hand delivered to the other Party; (b) when received, if sent by facsimile at the address and number set forth below, with a written confirmation copy of such facsimile sent the next business day in accordance with (c) below; (c) the second business day after deposit with a national overnight delivery service, postage prepaid, addressed to the other Party as set forth below, provided that the sending Party receives a confirmation of delivery from the delivery service provider; or (d) if earlier, when actually received.

To Cytori:	To Olympus:

3020 Callan Road, San Diego, CA 92121, U.S.A	2-3 Kuboyama-cho,
Hachioji-shi, Tokyo, 192-8512, Japan
Attn: Christopher J. Calhoun
Fax: 858-458-0995	Attn: Yasunobu Toyoshima
Fax: +81-426-91-7350

To NewCo:

3020 Callan Road, San Diego, CA 92121, U.S.A	2-3 Kuboyama-cho,
Hachioji-shi, Tokyo, 192-8512, Japan
Attn: Christopher J. Calhoun
Fax: 858-458-0995	Attn: Terada Masaaki
Fax: +81-426-91-7350

A party hereto may change or supplement its address set forth above, or may designate additional addresses, for purposes of this Section 10.2, by giving the other parties hereto written notice of the new address in the manner set forth above.

10.3         Amendments and Waivers. No term or provision of this Agreement may be amended, waived, discharged or terminated orally but only by an instrument in writing signed by the party against whom the enforcement of such amendment, waiver, discharge or termination is sought. Provided however, that the approval by Olympus shall only be deemed to have been given upon delivery of Olympus in writing that is duly signed by the then current president. Any waiver shall be effective only in accordance with its express terms and conditions.

10.4         Entire Agreement. This Agreement, including the Attachments, Schedules and Exhibits hereto and the Ancillary Agreements contemplated by the JVA, all of which are hereby expressly incorporated herein by this reference, together with the Confidentiality Agreement, constitutes the entire understanding and agreement among the parties with respect to the subject matter hereof, and supersedes in its entirety all prior agreements and understandings, express or implied, oral or written among them with respect thereto. No alteration, modification, interpretation or amendment of this Agreement shall be binding on the parties unless in writing designated as an amendment hereto, and executed with equal formality by each of the parties.

10.5         Binding Effect. Except as otherwise provided in this Agreement, the terms and provisions of this Agreement shall inure to the benefit of and be binding upon the parties and their respective successors or permitted assigns, and nothing in this Agreement, express or implied, shall confer on any Person, other than the parties to this Agreement and their respective successors or permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

10.6         Interpretation. The titles of the Articles and Sections have been included as a matter of convenience and shall not control or affect the meaning or interpretation of any of the terms or provisions hereof.

10.7         Severability. Any provision of this Agreement that is unenforceable under applicable Laws shall be ineffective to the extent of such unenforceability without invalidating the remaining provisions of this Agreement. To the extent permitted by applicable Laws, the parties waive any current or future provision of Laws which renders any provision of this Agreement unenforceable in any respect. The parties agree that any unenforceable provision shall be construed or reformed so as to enforceably effectuate, to the maximum possible extent, the parties’ expressed intent.

10.8         Counterparts. This Agreement shall be executed in three (3) counterparts, by original or facsimile signature, each of which shall be deemed to be an original, and all such counterparts together shall constitute one and the same legal document.

10.9         Languages. This Agreement and any amendments, waivers or other modifications hereof shall be executed in the English language. In the event of a conflict between the English and any other language versions of this Agreement, the English language version shall prevail.

10.10       Governing Law and Dispute Resolution. This Agreement shall in all respects be governed by and construed in accordance with the laws of New York without reference to principles of conflicts of laws that would require the application of the Laws of another jurisdiction. All disputes arising out of or in connection with this Agreement, or any relationship created by or in accordance with this Agreement, shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce (the “Rules”) by three arbitrators. Judgment on the award rendered by the panel of arbitrators shall be binding upon the Parties and may be entered in any court having jurisdiction thereof. Olympus shall nominate one arbitrator and Cytori shall nominate one arbitrator. The arbitrators so nominated by each Shareholder respectively shall jointly nominate the third arbitrator within fifteen (15) days following the confirmation of arbitrators nominated by each Shareholder. If the arbitrators nominated by each respective Shareholder cannot agree on the third arbitrator, then such third arbitrator shall be selected as provided in the Rules. The place of the arbitration and all hearings and meetings shall be Singapore. unless the parties to the arbitration otherwise agree. In addition to the Rules and except as otherwise provided herein, the parties agree that the arbitration shall be conducted according to the International Bar Association Rules on the Taking of Evidence in International Commercial Arbitration. The arbitrators may order pre-hearing production or exchange of documentary evidence, and may require written submissions from the relevant parties hereto, but may not otherwise order pre-hearing depositions or discovery. The arbitrators shall apply the laws of New York as set forth in this 10.10. The language of the arbitral proceedings shall be English. The arbitrators shall not issue any award, grant any relief or take any action that is prohibited by or inconsistent with the provisions of this Agreement.

No arbitration pursuant to this Section 10.10 shall be commenced until the party intending to request arbitration has first given thirty (30) days written notice of its intent to the other parties and has offered to meet and confer with one or more responsible executives of such other parties in an effort to resolve the dispute(s) described in detail in such written notice. If one or more responsible executives agree, within thirty (30) days after receipt of such written notice, to meet and confer with the requesting party, then no arbitration shall be commenced until such parties have met and conferred in an effort to resolve the dispute(s) or until sixty (60) days have elapsed from the date such written notice has been given.

IN WITNESS WHEREOF, the parties hereto have, by their duly authorized representatives, caused this Shareholders Agreement to be executed as of the Effective Date.

Cytori
Cytori Therapeutics, Inc.

By:	/s/ Christopher J. Calhoun
Name: Christopher J. Calhoun
Title: CEO

Olympus
Olympus Corporation

By:	/s/ Tsuyoshi Kikukawa
Name: Tsuyoshi Kikukawa
Title: President

LIST OF ATTACHMENTS

Attachment 1:       Definitions

Attachment 2:       Initial Business Plan

LIST OF SCHEDULES

Schedule 1:	By-laws
Schedule 2.3(a):	List of Initial Directors
Schedule 2.4(a):	List of Initial Officers
Schedule 3:	Certificate of Incorporation
Schedule 3.1:	Initial Annual Business Plan

ATTACHMENT 1

DEFINITIONS

“Affiliate” shall mean, as to any party to this Agreement, any Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such party, where “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means (a) the beneficial ownership of fifty percent (50%) or more of the outstanding voting securities of such party, or (b) the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of such party, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Agreement” shall have the meaning set forth in the Preamble.

“Ancillary Agreements” shall mean the License/ Joint Development Agreement, the Shareholders Agreement, the License/ Commercial Agreement, the Three-Way NDA, the Olympus Share Subscription Agreement, and the NewCo Share Subscription Agreement; provided, however, where the context herein would provide that NewCo is a party to the Ancillary Agreements, such usage of the term “Ancillary Agreements” shall be understood to exclude the Shareholders Agreement.

“Annual Business Plan” shall mean the business plan of NewCo for each fiscal year of NewCo, as determined and adopted by NewCo in accordance with Section 3.1.

“Appraiser” shall have the meaning set forth in Section 4.7(a).

“Bankruptcy and Equity Exception” means the extent to which enforceability of this Agreement (a) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting or relating to the enforcement of creditors’ rights generally and (b) is subject to general principles of equity, whether considered in a proceeding at law of in equity.

“Board of Directors” shall have the meaning set forth in Section 2.3(a).

“Business” shall mean the development, modification, service, maintenance, manufacturing and sales of Licensed Products in the Licensed Field.

“By-Laws” shall mean the by-laws of NewCo attached hereto as Schedule 1, as may be amended from time to time.

“Certificate of Incorporation” shall mean the certificate of incorporation of NewCo attached hereto as Schedule 3, as it may be amended from time to time.

“Chairman” shall have the meaning set forth in Section 2.3(e).

“Change of Control (of Cytori)” shall mean an event in which (a) a Person, whether directly or indirectly through one or more intermediaries, becomes the owner or holder of fifty one percent (51%) or more of the voting power of Cytori, or such other shareholding in Cytori to as to enable such Person to direct or cause the direction of management or policies of Cytori, or (b) Neither Mr. Christopher Calhoun nor Mr. Marc Hedrick have a significant management role in Cytori.

“Change of Control (of Olympus)” shall mean an event in which (a) a Person, whether directly or indirectly through one or more intermediaries, becomes the owner or holder of fifty one percent (51%) or more of the voting power of Olympus, or such other shareholding in Olympus to as to enable such Person to direct or cause the direction of management or policies of Olympus.

“Confidentiality Agreement” shall have the meaning set forth in the Recitals.

“Conversion” shall have the meaning set forth in Section 4.5.

“Cytori” shall have the meaning set forth in the Preamble.

“Cytori Directors” shall have the meaning set forth in Section 2.3(a).

“Cytori Indemnitees” shall have the meaning set forth in Section 6.2.

“Deadlock” shall have the meaning set forth in Section 5.1.

“Directors” shall have the meaning set forth in Section 2.3(a).

“Effective Date” shall have the meaning set forth in the Preamble.

“Governmental Authority” shall mean any government, court, arbitrator, regulatory or administrative agency, commission or authority or other governmental instrumentality, federal, state or local, domestic, foreign or multinational, including, without limitation, the European Union and the departments, agencies, commissions and other bodies thereof.

“Indemnified Party” shall have the meaning set forth in Section 6.3(a).

“Indemnifying Party” shall have the meaning set forth in Section 6.3(a).

“Indemnity Claim” shall have the meaning set forth in Section 6.3(a).

“Indemnity Claim Notice” shall have the meaning set forth in Section 6.3(a).

“Initial Business Plan” shall have the meaning set forth in Section 3.1.

“JVA” shall have the meaning set forth in the Recitals.

“Law(s)” shall mean all laws of any jurisdiction (whether local, state, provincial, regional, national, foreign or otherwise) (including common law and civil law), statutes, ordinances, codes, rules, regulations, decrees and orders of Governmental Authorities.

“Liability” shall mean, as to any party to this Agreement, any debt, adverse claim, liability, obligation or commitment of such party of any kind or nature, whether direct or indirect, fixed, absolute or contingent, determined or determinable, matured or unmatured, accrued or unaccrued, liquidated or unliquidated, due or to become due, asserted or unasserted, or known or unknown, and regardless of whether arising out of or based upon contract, tort, strict liability, statute or otherwise or whether required by US GAAP to be reflected as a liability on such party’s balance sheet or disclosed in the related notes.

“License/ Commercial Agreement” shall mean the License/ Commercial Agreement dated [           ] entered into by and between NewCo and Cytori.

“License/ Joint Development Agreement” shall mean the License/ Joint Development Agreement dated [           ] entered into by and among Cytori, NewCo and Olympus.

“Licensed Field” shall mean the use of the Licensed IP for the purpose of designing, developing, manufacturing, testing and servicing Licensed Products, and selling Licensed Products exclusively to Cytori.

“Licensed IP” shall mean all Intellectual Property Rights owned or controlled by either Party which are necessary or useful to design, develop, manufacture, test, analyze, market, offer to sell to Cytori, sell to Cytori and service all current and future generations of the Licensed Product(s). The term “Licensed IP” shall include all Intellectual Property Rights licensed to NewCo by Cytori and by Olympus, whether pursuant to this Agreement, any Ancillary Agreement or otherwise.

“Licensed Product(s)” shall mean any automated devices (and related component parts) that           ***           separate and concentrate           ***           cells (including stem cells and other regenerative cells) from harvested adipose tissue (fat tissue). The device components include, but are not limited to,                      ***

***
***.

“Liens” shall mean all liens, pledges, charges, mortgages, deeds of trust, pledges, hypothecations, title defects, restrictions, conditions, easements, claims, options, leases, rights of possession or use, encumbrances, adverse rights or claims and security interests of any kind or nature whatsoever (including any restriction on the right to vote or transfer), whether voluntarily incurred or arising by operation of Law or otherwise, including, without limitation, any written or oral agreement to give or grant any of the foregoing.

“Loss” shall mean any claim, demand, Liability, loss, damage, deficiency, assessment, judgment, settlement, remediation and costs or expenses (including reasonable attorney, consultant and expert fees and expenses).

“Mediation Period” shall have the meaning set forth in Section 5.3.

*** Material has been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission.

“NewCo” shall have the meaning set forth in the Preamble.

“Offer” shall have the meaning set forth in Section 4.2(c).

“Offered Shares” shall have the meaning set forth in Section 4.2(c).

“Offeree Shareholder” shall have the meaning set forth in Section 4.2(c).

“Olympus” shall have the meaning set forth in the Preamble.

“Olympus Directors” shall have the meaning set forth in Section 2.3(a).

“Olympus Indemnitees” shall have the meaning set forth in Section 6.1.

“Olympus Share Subscription Agreement” shall mean the Share Subscription Agreement to be entered into by and between Olympus and NewCo concurrently with the License/ Joint Development Agreement.

“Permitted Transfers” shall have the meaning set forth in Section 4.2(b).

“Permitted Transferee” shall have the meaning set forth in Section 4.2(b).

“Person” shall mean an individual, a corporation, a limited liability company, a partnership, a joint venture, an association, a trust or any other entity, including a Governmental Authority, other than a party to this Agreement.

“Rules” shall have the meaning set forth in Section 9.10.

“Shareholders” shall mean Cytori and Olympus.

“Shares” shall mean shares of capital stock issued by NewCo.

“Terms” shall have the meaning set forth in Section 4.2(c).

“Three-Way NDA” shall mean the Three-Way Non-Disclosure Agreement, dated [                 ], entered into by and among Cytori, Olympus and NewCo.

“Threshold Percentage” shall have the meaning set forth in Section 2.3(a).

“Transfer Price” shall have the meaning set forth in Section 4.2(c).

“Transferee” shall have the meaning set forth in Section 4.2(c).

“Transferor” shall have the meaning set forth in Section 4.2(c).

“US GAAP” shall mean United States generally accepted accounting principles.